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                                                                    EXHIBIT 11.3

                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                          Year Ended December 31, 1998

               (In thousands, except share and per share amounts)


                                                     Number of Shares    Percent Outstanding   Equivalent Shares
                                                     ----------------    -------------------   -----------------
Prior to Initial Public Offering
   1997 Common Stock Offering                                     639                  52.00%                327

After Initial Public Offering
   1997 Common Stock Offering                                     639                  48.77%                312
   1998 Common Stock Offering                              15,000,000                  48.77%          7,315,068
   Preferred Stock Converted to Common Stock               60,511,692                  48.77%         29,509,812
                                                                                                  --------------
                                                                                                      36,825,519

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                   36,825,519

NET LOSS APPLICABLE TO COMMON STOCK                                                               $     (214,460)

NET LOSS PER SHARE, BASIC AND DILUTED                                                             $        (7.02)
                                                                                                  ==============




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